UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2015

GUARDIAN 8 HOLDINGS
 (Exact name of registrant as specified in its charter)

Nevada	333-150954	26-0674103
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7432 E. Tierra Buena Lane, Suite 102 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 659-6007

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Sales of Unregistered Securities

Effective February 17, 2015, the Registrant authorized the issuance of 60,000 shares of common stock to one of its directors, Kathleen Hanrahan, for her services as a director for the year ended December 31, 2014.

On February 17, 2015, the Registrant conducted the second closing under a private placement offering, selling 19,000 units for $20,900 to two of the Registrant’s directors, James Miller ($9,900) and Jim Nolton ($11,000). Each unit consists of two shares of common stock and one five year warrant to purchase one share of common stock for $0.55 per share.  The shares of common stock have not been issued as of the date of this report.

On March 9, 2015, the Registrant reduced the terms of its unit private placement to $0.50 per unit and conducted the first closing under the revised terms, selling 500,000 units for $250,000 to the Registrant’s CEO, C. Stephen Cochennet. Each unit consists of one share of common stock and one five year warrant to purchase one share of common stock for $0.50 per share.  The shares of common stock have not been issued as of the date of this report.

Concurrent with the reduction in price per unit to $0.50 under the private placement, the Registrant adjusted the $298,400 in previous unit purchases to conform with the current offering. This resulted in the additional issuance of 54,254 shares of common stock and 325,527 five year warrants to purchase shares of common stock for $0.50 per share.

As a result of the $0.50 unit offering, the Registrant was required to adjust the exercise price on all of its currently outstanding Class A, B and C warrants (18,532,500 warrants in the aggregate) down to $0.50.

All of the above-described issuances and exercises were exempt from registration pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guardian 8 Holdings

By: /s/ C. Stephen Cochennet
      C. Stephen Cochennet, Chief Executive Officer

Date: March 10, 2015